UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2018

ALTAIR INTERNATIONAL, CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-190235	99-0385465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6501 E. Greenway Pkwy #103-412 Scottsdale, AZ		85254
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (760) 413-3927

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Effective September 27, 2018, the Company and Dr. Judy Thi Mai Lan Pham (the “Investor”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Investor agreed to purchase 422,222,670 shares of the Company’s Common Stock (the “Shares”) for a purchase price of $0.00023 for each Share for an aggregate purchase price of $100,000. The Purchase Agreement is attached as Exhibit 10.1 to this Report and the summary description of the terms of the Purchase Agreement contained herein is qualified in its entirety by reference to Exhibit 10.1.

Item 3.02.	Unregistered Sales of Equity Securities

Reference is made to Item 1.01. The sale of the Shares was consummated on September 27, 2018. The proceeds from the sale of Shares will be used for working capital.

The Shares were issued in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. Such reliance was based upon the fact that (i) the issuance of the Shares did not involve a public offering, (ii) the Investor represented that she is an accredited investor and (iii) the Investor made certain investment representations.

Item 5.01	Changes in Control of Registrant

Reference is made to Items 1.01 and 3.02. As a result of the issuance of the Shares, the Investor acquired control of the Company. Payment for the Shares was from the Investor’s personal funds. The Shares represent 85% of the Company’s outstanding shares. There were no arrangements or understandings with respect to the election of directors or other matters.

Item 8.01	Other Events.

On August 24, 2018, the Company filed an amendment to its Articles of Incorporation increasing the number of authorized shares of Common Stock to 2,000,000,000.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits

There is filed as part of this report the following exhibit.

Exhibit No.	Description
10.1	Securities Purchase Agreement between the Company and Investor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2018	Altair International, Corp.

By: /s/ ALAN SMITH
Name: Alan Smith
Title: President